Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report dated May 17, 2002 (except for Note 22, as to which the date is May 28, 2002), accompanying the consolidated financial statements and schedules included in the Annual Report of New Frontier Media, Inc. on Form 10-K for the year ended March 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of New Frontier Media, Inc. on Form S-8, expected to be filed on or about January 22, 2003.

/s/ Grant Thornton LLP
GRANT THORNTON LLP
New York, NY
January 20, 2003